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Exhibit 23.3

Consent of Cerulli Associates

        Reference is made to the Form S-1 registration statement, including any amendments or supplements thereto (the "Registration Statement") relating to the initial public offering of Class A Common Stock of Focus Financial Partners Inc. (the "Company"). We hereby consent to be named in the Registration Statement as the source for the factual information and projections included on Exhibit A hereto.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

Cerulli Associates
By:	/s/ KURT CERULLI
	Name:	Kurt Cerulli
	Title:	Chief Executive Officer
October 21, 2015 Boston, Massachusetts

Exhibit A

        Certain information contained in "Prospectus Summary" and "Business" is based on studies, analyses and surveys prepared by Cerulli Associates, Inc. . . . and other third-party sources.

        RIAs experienced the strongest growth among the wealth management channels in 2013, growing 8.3% to 28,528 total advisors, according to the Cerulli Advisor Metrics 2014 Report (the "Cerulli 2014 Advisor Report"). In addition, from 2007 to 2013 RIAs increased their share of total advisors across all channels from 7.0% to 9.9%. The number of advisors in the RIA channel is expected to grow at a CAGR of 6.5% from 2013 to 2018. This amounts to more than 39,000 advisors with an advisor headcount share of 13.0% in 2018, based on estimates from the Cerulli 2014 Advisor Report. In addition to a growing number of advisors, the RIA channel is fragmented with 12,143 RIAs as of December 31, 2013, according to the Cerulli 2014 Advisor Report.

        As of December 31, 2013, 18.6% of advisors across all channels belonged to RIAs and dually registered firms (those firms that can act either in a fiduciary-based advisory capacity or a suitability-based broker capacity) collectively, and such percentage is expected to grow to 24.6% by the end of 2018, according to the Cerulli RIA Marketplace 2014 Report (the "Cerulli 2014 RIA Report").

        Wirehouse asset marketshare fell from 46.7% to 42.1% between 2007 and 2013 and is expected to fall further to 36.8% by 2018, according to the Cerulli 2014 Advisor Report. Conversely, RIAs and dually registered firms saw an increase in their collective asset marketshare from 16.0% to 19.8% between 2007 and 2013 and are expected to have an asset marketshare of 27.9% by 2018, according to the Cerulli 2014 Advisor Report.

        According to the Cerulli 2014 RIA Report, 23% of RIAs plan to sell their advisory practice to an unknown outside buyer. This study and the Cerulli 2014 Advisor Report found that, as of December 31, 2013, the average age of a principal advisor was 50.8 years and over 20% of RIA advisors planned to exit the industry in the next five to ten years.

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  Exhibit 23.3
Consent of Cerulli Associates